UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 13, 2018

GEOVAX LABS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52091	87-0455038
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

1900 Lake Park Drive, Suite 380

Smyrna, Georgia 30080

(Address of principal executive offices) (Zip code)

(678) 384-7220

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12).

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13(e)-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company.   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

This Form 8-K and other reports filed by GeoVax Labs, Inc. (the “Registrant” or the “Company”) from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant's management as well as estimates and assumptions made by the Registrant’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant’s industry, operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 13, 2018, the Company accepted the resignation and retirement of Robert T. McNally, PhD, as the Company’s President and Chief Executive Officer, effective August 31, 2018, and entered into an agreement with David A. Dodd, the Company’s current Chairman of the Board, confirming his appointment as President and Chief Executive Officer of the Company effective September 5, 2018. Dr. McNally will remain as a member of the Company’s Board of Directors. Mr. Dodd’s appointment and Dr. McNally’s retirement were announced on August 14, 2018 by issuance of a press release. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. Dodd joined the GeoVax Board of Directors in March 2010 and was elected Chairman in January 2011. His executive management experience in the pharmaceutical and biotechnology industries spans more than 40 years. From September 2017 to June 2018, Mr. Dodd served as CEO, and as a member of the Board of Directors, of Medizone International, Inc., a medical device manufacturer. From April 2013 to July 2017, Mr. Dodd served as President and CEO, and as a member of the Board of Directors, of Aeterna Zentaris Inc., a drug development company. He was Chairman of the Board of Directors of Aeterna Zentaris, Inc. from May 2014 to May 2016, and continued to serve as a member of its Board of Directors until May 2018. From December 2007 to June 2009, Mr. Dodd was President, CEO and Chairman of BioReliance Corporation, a leading provider of biological safety and related testing services. From October 2006 to April 2009, he served as non-executive Chairman of Stem Cell Sciences Plc., where he oversaw the development and implementation of a strategic growth plan, implementation of an experienced executive team, and the sale of the company to Stem Cells, Inc. in April 2009. He is also the CEO of RiversEdge BioVentures, an investment and advisory firm focused on the life sciences and pharmaceuticals industries, which he founded in 2009.

Mr. Dodd and the Company have entered into a preliminary agreement. A copy of the preliminary agreement has been filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference. The parties anticipate entering into a more detailed agreement memorializing the business terms in the preliminary agreement.

The preliminary agreement between the Company and Mr. Dodd provides for the following:

Initial Base Salary:	$250,000 per year;
Bonus:	Annual performance-based bonus with a target of 65% of annual base salary;
Deferral of Cash Payments:	Mr. Dodd has agreed to defer cash payments of his base salary and bonus on a basis to be determined.
Term:	Mr. Dodd’s employment is at-will.
Equity Incentive:

Upon commencement of employment, Mr. Dodd will receive an initial grant of options to purchase 3,000,000 share of the Company’s common stock under the terms of the Company’s 2016 Stock Incentive Plan, with an exercise price equal to the closing price of the Company’s common stock on September 5, 2018.

Benefits:	Mr. Dodd will be eligible for the Company’s standard group benefit plans as generally made available to all employees.

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The Company has also agreed to employment termination provisions that will pay severance compensation to Mr. Dodd in the event his employment is terminated by the Company without cause or by Mr. Dodd with good reason (as will be defined in the final employment agreement). The preliminary agreement provides that the definitive agreement will provide protection if there is a change in control.

In his capacity as Chairman, Mr. Dodd was entitled to receive cash compensation. Beginning in March 2016, he agreed to defer a portion of this compensation. As of August 31, 2018, the Company will owe Mr. Dodd $100,275 in deferred compensation. The Company has not repaid any portion of this and owes no interest thereon.

Dr. McNally’s stock options will not terminate due to his retirement, but rather his service on the Board will be treated as continued employment.

Item 9.01         Financial Statements and Exhibits

Exhibit 10.1     Preliminary employment agreement with David Dodd

Exhibit 99.1     Press Release

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 13, 2018

GEOVAX LABS, INC.

By:	/s/ Mark W. Reynolds
Mark W. Reynolds Chief Financial Officer

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